Exhibit 3.1

As per Turkish law, the Turkish text of our articles of association shall prevail and this text below is provided for convenience translation purposes only.

ARTICLES OF ASSOCIATION

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET ANONİM ŞİRKETİ

ARTICLE 1: FOUNDATION

A joint stock company is founded among the founders with the below written names, nationalities and residential addresses according to the provisions of the Turkish Commercial Code regarding immediate foundation of Joint Stock Companies.

a. DOĞAN İLETİŞİM ELEKTRONİK SERVİS HİZMETLERİ A.Ş. (Republic of Turkey)

Hürriyet Medya Towers 34544 Güneşli/ İSTANBUL

b. Nilgün Pirinççioğlu Kireç (Republic of Turkey)

Orhantepe Mah. Şehit Ahmet Güvenç Sk. No:4 Üsküdar /Istanbul

c. Oğuz Akın İşiten (Republic of Turkey)

Suadiye, Kuzu Sokak No:2/10 Abdibey Apt. Kadıköy/İstanbul

d. Kaan Mustafa Dönmez (Republic of Turkey)

Küçükbebek Cad Karaman Apt No:97/A D:7 Bebek Mahallesi, Beşiktaş/Istanbul

e. Şehmuz Mustafa Helvacı (Republic of Turkey)

Bostancı, Bostan Tüccarı Sk. Çetintürk Apt. No:13 D:11 Üsküdar/Istanbul

f. Faik Gürhan Yıldız (Republic of Turkey)

Seyrantepe, Cesur Sk. No:43 A Blok D:5 Kağıthane/Istanbul

g. Nail Dağlar (Republic of Turkey)

Havuzbaşı, Defterdaroğlu Su Yolu Sk: N:221 Çengelköy, Üsküdar/Istanbul

ARTICLE 2: CORPORATE TITLE

The Company’s name is “D-MARKET ELEKTRONİK HİZMETLER VE TİCARET ANONİM ŞİRKETİ”. The above named company shall be referred to as the “COMPANY” in these Articles of Association.

ARTICLE 3: LINE OF BUSINESS AND OBJECTIVE

A- The main objective and line of business of the Company are as follows:

a- Providing electronic commerce, Service Provider services on the internet, within the framework of the relevant legislation, publishing, making, operating websites on the internet and establishing infrastructure for these services,

b- To distribute and communicate all kinds of information and data through telecommunication with computers in On-Line systems, to establish communication systems,

c- All kinds of computer program and software services, obtaining, disseminating and distributing information electronically,

d- Ensuring the exchange, communication and distribution of information on electronic environment by cooperating with real persons, private or public institutions and organizations at home or abroad who produce information in any area,

e- Obtaining and distributing information on electronic environment, establishing and operating all kinds of telecommunication, electronic, mechanical and other technical systems required for the performance of electronic commerce, buying, selling, marketing, leasing and trading all kinds of tools, equipment and devices for this purpose,

f- Purchasing, selling, producing, distributing, importing and exporting Compact Disc, CD-Rom, Floppy or similar technical materials on which information and data can be recorded,

g- Organizing, selling, mediating and/or marketing travel, concert, entertainment and similar organizations, making an application to the relevant institutions and organizations to obtain the necessary documents and obtaining the necessary documents in order to provide these services,

h- Wholesale and retail purchase, sale, distribution, import and export of all kinds of foodstuffs,

i- Opening and operating outlets necessary for the purpose of wholesale and retail sale of all kinds of hot, cold, frozen, dried, and concentrated nutrients that have an important role in the nutrition of people and are the subject of the food industry,

j- Wholesale and retail purchase, distribution, import and export of all kinds of baby formula,

k- Wholesale and retail purchase, sell, import and export all kinds of beef, veal, sheep, lamb, goat meat,

l- Wholesale and retail purchase and sale of all kinds of poultry meat,

m- Wholesale and retail trade, import and export of all kinds of foods made from flour, sugar and milk, fresh fruits and vegetables, cereal products, cereals and pulses, cocoa, all kinds of foodstuffs in flour, concentrated, canned and pickled form, all kinds of oils,

n- Import, export, wholesale and retail trade of bologna, salami, sausage, bacon, fried meat, sauces, ketchups, tomato paste, mayonnaise sauce, salad dressings and salad bars,

o- Wholesale and retail trade, import and export of foodstuffs consisting of cultivated and natural mushrooms and canned pickles and frozen foodstuffs consisting of these products,

p- To purchase, sell, market, import and export all kinds of raw and original animal intestines and artificial intestines products from home and abroad,

q- To do wholesale and retail trade, marketing and trade, import and export of edible roots, tubers, flowers and crops of fresh vegetables and fruits, legumes, onion, garlic, sesame, soy, almond, pine nut products, olive, hazelnut, raisin, tea and cereals,

r- Buying, selling, distributing, importing and exporting olives,

s- Wholesale and retail purchase, sale, distribution, import and export of all kinds of olive oil, sunflower, corn oil, hazelnut oils,

t- To buy, sell, market, import and export all fresh and dry foods, fruits, marmalade, jam, sweetened and unsweetened foods, beverages and all foodstuffs,

u- Buying, selling, importing and exporting all kinds of spices, legumes, medicinal herbs, tea, dry coffee, coffee beans, instant coffee, milk powder, sugar, cream, coffee milk, Turkish coffee, dried nuts and spices, kernels, sunflower seeds, hazelnuts, peanuts and similar nuts varieties and snacks, coffee and other by-products, cocoa and similar substances.

B- Activities to be performed by the Company;

a- Buying, transporting, distributing, selling, intermediating in the sale of all kinds of products and materials subject to electronic commerce, transporting them to necessary places and performing dealership works,

b- Receiving, distributing, transporting all kinds of information, data, works, products within the scope of its objective within the country and abroad, engaging in distribution works for this purpose,

c- Distribution in the country and abroad by all kinds of transportation means,

d- Tourism and travel agency activities,

e- Buying, selling, importing and exporting the necessary machinery, equipment and vehicles to be able to carry out activities related to its line of business, purchasing, leasing, leasing of commercial facilities in whole or in part for this purpose,

f- Acquisition of beneficial ownership rights, licenses and privileges, brand, model, picture and trade names, know-how and consultancy and engineering services of special production and manufacturing procedures and other similar intangible rights for activities related to the objective and line of business of the Company and disposing of in any manner,

g- Becoming a founding partner and subsequently joining in corporations established or to be related to its line of business and/or established with foreign capital, and transferring, purchasing, assigning, selling such establishments,

h- Cooperating with all kinds of real and legal persons that it deems necessary regarding its line of business, employing foreign experts,

i- Purchasing and selling all kinds of commercial goods related to its line of business,

j- To conclude long, medium and short term borrowings in domestic and foreign markets related to its line of business, to provide goods, surety, import and investment credits,

k- In order to achieve the purpose of the joint stock company, it may dispose of property, real estate, industrial property rights at home and abroad, establish promissory or disposal rights such as liens and mortgages thereon, acquire, establish, cancel and withdraw all kinds of rights, servitude, rent, pre-emption, habitation, land charges and any other rights whether in favour or against,

l- To be able to engage in all kinds of education and training activities related to its line of business, to cooperate with the relevant organizations, to participate in their activities,

m- To be able to benefit from all kinds of technology and rationalization measures in order to achieve its line of business and to cooperate on this issue.

ARTICLE 4: HEAD OFFICE AND BRANCHES

The Company’s head office is in Şişli district of Istanbul province. Its address is Kuştepe Mahallesi Mecidiyeköy Yolu Caddesi No: 12 Trump Towers Kule 2 Kat:2 Şişli/Istanbul. In the event of an address change, such new address shall be registered with the trade registry and announced in the Turkish Trade Registry Gazette. It is a cause for dissolution for any company which fails to have its new address registered in due time although it has moved from its registered and announced address.

It can open branches, offices, district offices, agencies and representative offices at home and abroad with a Board of Directors resolution in accordance with the legislative provisions in force.

ARTICLE 5: TERM

The company has been founded for unlimited time starting from its registration and announcement date.

ARTICLE 6: CAPITAL

The Company has adopted the registered capital system as per the provisions of the Turkish Commercial Code numbered 6102. The ceiling of the registered capital is TRY 280,000,000.00 and is represented by 1,400,000,000 registered shares each having a nominal value of TRY 0.20 (20 Kuruş). The board of directors is authorized to increase the Company’s issued capital by way of issuance of new shares up to the registered capital ceiling, in line with the Turkish Commercial Code. The term of authority is until May 5, 2026. If the permitted registered capital ceiling is not reached by such date, in order for the board of directors to pass a resolution for capital increase after May 5, 2026, the board of directors must obtain authorization from the general assembly for a new term for the previously permitted registered capital ceiling or a new amount registered capital ceiling. In case of failure to obtain such authorization, the Company shall be deemed to exit the registered capital system.

Until May 5, 2026, the Board of Directors is authorized to pass resolutions on matters regarding increase of the issued capital through issuance of new shares, restriction of shareholders’ right to acquire new shares, issuance of shares with a value above the nominal value, provided that the registered capital ceiling is not exceeded. The authority to restrict acquisition of new shares may not be exercised in a manner to cause inequality among the shareholders. The board resolution regarding capital increase shall be announced as stipulated in the announcement article of the articles of association.

The issued share capital of the Company is TRY 56,865,658.00. The issued share capital of the Company is divided into 284,328,290 registered shares each with a nominal value of TRY 0.20- (20 Kuruş). The Company’s such issued share capital has been fully paid in cash without collusion.

The shares are composed of 40,000,000 Class A shares with a nominal value of TL 8.000.000 and 244,328,290 Class B shares with a nominal value of TRY 48,865,658.

ARTICLE 7: TRANSFER OF SHARES

Transfer of Class B shares is unrestricted, provided that the relevant articles of the Turkish Commercial Code and provisions of these articles of association are reserved. However, Class A shares may be transferred within the framework of the arrangements provided in article titled “Elimination of Share Classes Partially or Completely and Privileged Votes” of these articles of association.

ARTICLE 7/A: PARTIAL OR FULL TERMINATION OF SHARE CLASSES AND PRIVILEGED VOTES

A.            Events Fully Eliminating Privileged Shares

Except for the Permitted Transactions defined in section (D) of this article, in following events, the privileged voting afforded to Class A shares under these articles of association shall automatically terminate, to the extent permitted by the provisions of the Turkish Commercial Code and other legislation, without revival afterwards. In any case, if these situations occur, the articles of association hereby shall be amended and share classes and references to share classes shall be removed in the first general assembly meeting to be held thereupon:

a.              180 days following the transaction that leads to the shares (including both privileged Class A shares and ordinary Class B shares) held by the shareholders who owns Class A shares falls below 7.5% of the total paid-in capital of the Company

b.              In the event that the shareholder who owns Class A shares is a real person, 180 days after the date of legal documentation of this person’s or people’s (i) death or (ii) permanent mental incapacity due to health reasons;

c.               1 (one) calendar year after all duties and titles are terminated, in the event that the shareholder who owns Class A shares is a real person, this person or these people (a) resign from the Board of Directors of the Company, (b) do not become a candidate for the Company’s board of directors and (c) in case the conditions of ceasing to hold any employment or consultancy position at the Company are fulfilled together and if this situation is not corrected within 1 (one) calendar year wholly and solely with their own will;

B.            General Time Limit Regarding the Privileged Shares

Notwithstanding occurrence or non-occurrence of the events set forth under (a) to (c) above in section (A) of this article hereinabove, on the 20th anniversary of the date on which the Company’s shares or other securities representing the Company’s capital start to be traded in any stock exchange, the voting privilege afforded to all Class A shares existing as of such date, shall automatically terminate, to the extent permitted by the provisions of the Turkish Commercial Code and other legislation, without revival afterwards, In any case, if these situations occur, the articles of association hereby shall be amended and share classes and references to share classes shall be removed in the first general assembly meeting to be held thereupon.

C.            Events Partially Eliminating Privileged Shares

Except for the Permitted Transactions defined in section (D) of this article, in following events, the privileged voting afforded to Class A shares under these articles of association shall automatically terminate, to the extent permitted by the provisions of the Turkish Commercial Code and other legislation, without revival afterwards. In any case, if these situations occur, the articles of association hereby shall be amended and share classes and references to share classes shall be removed in the first general assembly meeting to be held thereupon:

a.              Except for the cases included in the scope of “Permitted Transactions” below, in the event that Class A shares are transferred to any third real or legal person, as of the date of this transfer, only in relation to the transferred shares; and

b.              Upon application of the shareholders who owns Class A shares to the Central Registry Agency of Turkey (Merkezi Kayıt Kuruluşu Anonim Şirketi) or a substitute institution to convert such shares to tradable form in the stock exchange for any reason including for sale thereof in the stock exchange or subjecting the same to collateral and only in relation to the transferred shares.

D.            Permitted Transactions

However, in case of occurrence of Permitted Transactions, even if they are within the scope of the transactions stated under the above headings (A), (B) and (C) of this article, Class A shares may be transferred without being converted to Class B shares. Below transactions are “Permitted Transactions”:

a.              Legal or arbitrary transfer transactions to be made by the shareholder who owns Class A shares to his or her first or second degree relatives; and

b.              Transactions whereby Class A shares are transferred to a domestic or overseas legal entity whose management is controlled by the immediate blood relatives or second degree relatives of the shareholder who owns Class A shares.

ARTICLE 8: CAPITAL INCREASE AND DECREASE

The Company’s share capital may be increased or decreased when necessary, within the framework of the provisions of the Turkish Commercial Code.

Bonus shares issued in capital increases through bonus issues shall be distributed to the existing shareholders as of the date of the increase pro rata to their shares.

Unless otherwise determined, in capital increases to be made, Class A shares shall be issued in return for the Class A shares and Class B shares shall be issued in return for the Class B shares. In paid capital increase, in relation to Class A shares, if the owners of the said shares do not exercise their right to acquire new shares, only the relevant Class A shares shall automatically be converted to Class B shares.

ARTICLE 9: CAPITAL MARKETS INSTRUMENT ISSUANCES

Provided that the provisions of the Turkish Commercial Code, Capital Markets Law and legislations regarding thereto are complied with, the Company may issue all kinds of bonds, bonds that are convertible to shares, convertible bonds, gold, silver and platinum bonds, financing bonds, participating shares, profit and loss sharing certificates and other capital markets instruments which are deemed as debt instruments by the Capital Markets Board by virtue of their nature and all other kinds of capital markets instruments, to be sold to real and legal persons in and out of Turkey, may take place in issuances of lease certificate as the funding entity and/or fund user.

The board of directors shall be authorized in relation to issuance by the Company of all kinds of debentures, debentures convertible to shares, convertible debentures, gold silver and platinum bonds, financing bonds, participating shares, profit and loss sharing certificates and other capital markets instruments which are deemed as debt instruments by the Capital Markets Board by virtue of their nature and all other kinds of capital markets instruments in accordance with the provisions of the relevant legislation. As per the Capital Markets Law, the board of directors shall be authorized in relation to determination of issuance and maximum amounts, types, maturities, the currency of the capital market instruments to be issued, the investors to whom these capital market instruments will be sold, the aforementioned collateral structure in case of secured issuance, interests and all other conditions relating to the issuance and authorization of the management regarding these matters.

ARTICLE 10: BOARD OF DIRECTORS

The Company shall be represented and managed by a Board of Directors composed of at least 6 (six) and at most 12 (twelve) members appointed by the General Assembly within the framework of the provisions of the Turkish Commercial Code and these articles of association. Board members whose term of office expire may be re-elected.

At least one third of the total number of members of the Company’s Board of Directors is elected as an independent board member. In calculation of the number of independent members, fractions shall be taken into account as the following whole number. Regarding the conditions to be carried by the independent board members, maximum compliance will be ensured with the terms and provisions in the corporate governance principles of the Capital Markets Board.

If a legal entity is elected as a member of the board of directors, one real person determined by the legal entity shall be registered and announced on behalf of the legal entity together with such legal entity; in addition, the registration and announcement is immediately announced on the company’s website. Only such registered person may attend and vote in the meetings on behalf of the legal entity.

In the event that a board membership becomes vacant for any reason or if the independent board member ceases to be independent, the board of directors shall temporarily appoint a person possessing the legal requirements and submit the same to the approval of the first general assembly in line with the provisions of the Turkish Commercial Code and capital markets legislation. Member so appointed shall serve until the general assembly meeting that such member is submitted for approval and if approved, complete the term of office of his predecessor.

The number of the members of the Board of Directors shall be determined in a manner to enable the board members to carry out efficient and constructive works, to take speedy and rational decisions and to effectively organize the composition of committees and their works.

Each year, the Board of Directors shall elect from among its members a chairman and a vice-chairman to act as the chairman’s proxy when he is absent. The board of directors establishes committees or commissions which may include board members as well, to observe the course of business, to prepare reports regarding matters to be submitted to the Board, to carry out the Board’s decisions or for purposes of internal audit. Composition, duties and working principles of committees that the Board of Directors is obliged to establish under the Turkish Commercial Code and the relevant legislation as well as such committees’ relationships with the Board shall be governed by the provisions of the relevant legislation.

Board members are appointed for a maximum term of 3 (three) years. Term of each Board member shall terminate upon expiry of its term or upon its resignation, loss of legal capacity, death or receipt of the written notice dismissing such member from duty. Unless dismissed, board members who terms of office expires may be re-elected.

If one of the Board members is declared bankrupt or if a Board member’s capacity is restricted or a member ceases to possess the legal requirements necessary for membership or qualifications envisaged in the articles of association, such person’s membership shall automatically terminate without need for any further procedure.

Even if they had been appointed in the articles of association, board members may always be dismissed prior to the expiry of their term of office upon a resolution of the general assembly in case of presence of a relevant item in the agenda or if there is no relevant item in the agenda, in case of presence of a just cause. A legal person who is a Board member may replace the person registered on its behalf, at any time. Members who are dismissed are not entitled to claim compensation.

ARTICLE 11: TERM OF BOARD OF DIRECTORS

Cancelled.

ARTICLE 12: BOARD OF DIRECTORS MEETINGS AND RESOLUTION QUORUM

Meetings of the Board of Directors shall be held at the place and time determined by the Board of Directors at the head office or the Company or any place inside or outside Turkey.

Provisions of the Turkish Commercial Code shall apply to meeting and decision quorums in meetings of the board of directors.

As per provisions of the Turkish Commercial Code, if one of the members does not request a discussion, the board of directors may pass a resolution, provided that written consents or signatures  of the sufficient number of board members envisaged in the Turkish Commercial Code and these articles of association are obtained in relation to the proposal of a board member written in the form of a resolution. As a validity condition of the resolution, the same proposal must be made to all Board members. Approvals do not have to be on the same sheet; however all of the sheets bearing the approval signatures must be affixed in the resolution book of the Board of Directors in order for the resolution to be valid.

Persons who are entitled to attend the board meetings of the Company may also participate in such meetings in electronic environment in accordance with article 1527 of the Turkish Commercial Code. In accordance with the provisions of the Communiqué on Assemblies to be Held in Electronic Environment in Commercial Companies Except for Company General Assemblies (the “Communiqué”), the Company may establish an electronic general assembly system that will allow the shareholders to attend the general assembly meetings, express their opinions, make suggestions and vote on electronic environment or purchase services from the systems established for this purpose. At all meetings to be held, it shall be ensured that the beneficiaries can exercise their rights specified in the provisions of the relevant legislation within the framework of the aforementioned Communiqué through the system established in accordance with this provision of the articles of association or the system from which support services shall be obtained.

Board meetings may not only be conducted entirely in electronic environment but may also be conducted through participation of some members in electronic environment to a meeting where some members are physically present. In such cases, provisions of the company’s articles of association regarding meeting and decisions quorums shall apply.

Composition, duties and working principles of committees that the Board of Directors is obliged to establish under the Turkish Commercial Code and the relevant legislation as well as such committees’ relationships with the Board shall be governed by the provisions of the relevant legislation.

ARTICLE 13: BOARD OF DIRECTORS RESOLUTIONS REQUIRING QUALIFIED QUORUM

Cancelled.

ARTICLE 14: DIVISION OF DUTIES AMONG BOARD OF DIRECTORS, REPRESENTATION and TRANSFER OF MANAGEMENT

The board of directors is authorized to pass resolutions in relation to all kinds of affairs and transactions that are assigned to it and necessary for the realization of the subject matter of the company’s business, except for those that are reserved to the general assembly by the law and the articles of association.

The Board of Directors shall be authorized to delegate the management partially or completely to one or more members of the Board of Directors or to a third party with an internal directive to be prepared in accordance with Article 367 of the Turkish Commercial Code. Terms of authority of third persons to whom management power is delegated in such manner are not limited to the terms of office of the board members. In order for the delegation of power under this article to be valid, at least one board member should have the representation power. With this internal directive that the Board of Directors shall prepare, it shall regulate the management of the company; define the duties required for this, determine the powers and responsibilities of the persons to whom such powers are delegated, indicate their location and determine who shall report to whom and who is obliged to provide information, and may change and amend or revoke all or part of such powers when necessary. By explicitly determining the duties and powers of such persons to be appointed in this way in the internal directive to be prepared in accordance with Article 367, members of the board of directors who are not authorized to represent or those affiliated with the company with a service contract may be appointed as the commercial representatives or other assistant merchants of the Board of Directors with limited authority. Provisions of Article 375 of the Turkish Commercial Code are reserved.

Pursuant to article 370 of the Turkish Commercial Code, the Board of Directors may transfer its representation power to one or more managing directors (murahhas üye) or to third persons as managers. However, in such case, it is a condition that at least one member of the Board of Directors has representation power.

The Board of Directors shall determine the persons who are authorized to represent and bind the Company and the method of binding and have them duly registered and announced. In order for any document and contract to be concluded by the Company to take effect, they should bear the signatures of the person or persons authorized to bind and represent the Company as per article 373 of the Turkish Commercial Code, affixed under the Company’s title. The Board of Directors is authorized to determine the persons who are granted signature authorities in favour of the Company and limits of their signature authorities. Only the registered and announced authorized signatories shall represent and bind the Company. Unless a notarized copy of the resolution showing the persons authorized to represent and their methods of representation is registered and announced at the trade registry, delegation of representation power shall not be valid.

Transactions carried out by the Company in accordance with Article 1526 of the Turkish Commercial Code can also be made with the secure electronic signature of persons authorized to represent.

ARTICLE 15: REMUNERATION OF MEMBERS OF BOARD OF DIRECTORS

Remuneration and attendance fees of the members of the Board of Directors shall be determined by the General Assembly.  Pursuant to Article 394 of the Turkish Commercial Code, the members of the board of directors may be paid attendance fee, salary, bonus or premium in a way that can be paid in cash and / or shares and a share from the annual profit, provided that it is determined by the resolution of the general assembly.

ARTICLE 16: AUDITOR

If required by the Turkish Commercial Code and other relevant legislation, an auditor who has the qualifications in Article 400 of the Turkish Commercial Code shall be elected by the general assembly. The auditor shall be responsible for performing his duties in accordance with Articles 397 and 406 of the Turkish Commercial Code and other legislation.

ARTICLE 17: DUTIES OF AUDITORS

Cancelled.

ARTICLE 18: GENERAL ASSEMBLY

In the General Assembly meetings of the Company, the necessary resolutions shall be adopted by discussing the particulars written in article 413 of the Turkish Commercial Code and these articles of association.

General Assemblies shall convene on ordinarily and extraordinary basis. Notifications regarding General Assembly meetings shall be made within the framework of provisions of the Turkish Commercial Code. Announcement of the General Assembly meeting shall be made through all kinds of means of communication besides the procedures envisaged in the legislation including electronic communication, at least three weeks before the date of the general assembly meeting date excluding the announcement and meeting dates. Such announcement shall be made in the Company’s website and the Turkish Trade Registry Gazette.

Ordinary General Assembly shall convene within three months from the end of the fiscal period of the Company and at least once a year; Extraordinary General Assemblies shall convene where and when the business of the Company so requires.

The manner of conduct of the meetings of General Assembly shall be regulated by an internal directive by the Company’s Board of Directors. Provisions of the Turkish Commercial Code, these articles of association and the Company’s Internal Directive regarding the Working Principles and Procedures of General Assembly shall apply to the General Assembly meetings.

The beneficiaries who are entitled to attend the general assembly meetings of the Company may also participate in such meetings in electronic environment in accordance with article 1527 of the Turkish Commercial Code. In accordance with the provisions of the Regulation on General Assemblies to be Held in Electronic Environment in Joint Stock Companies, the Company may establish an electronic general assembly system that will allow the beneficiaries to attend the general assembly meetings, express their opinions, make suggestions and vote on electronic environment or purchase services from the systems established for this purpose. At all general assembly meetings to be held, in accordance with this provision of the articles of association, it shall be ensured that the beneficiaries and their representatives can exercise their rights specified in the provisions of the aforementioned Regulation through the established system.

ARTICLE 19: MEETING LOCATION

Ordinary or Extraordinary General Assemblies may be held at the head office of the Company or at a suitable place in the province where its head office is located.

The General Assembly meetings shall be chaired by a chairperson who is elected by the General Assembly and who is not required to be a shareholder. The chairperson shall appoint a secretary and, if deems necessary, a vote collector and form the meeting council. A deputy chairperson can also be elected when necessary.

The Meeting Council may be authorized to sign the minutes of the meeting.

ARTICLE 20: MINISTRY’S REPRESENTATIVE

In accordance with the Turkish Commercial Code and other relevant legislation, the presence of a Ministry Representative is mandatory in the general assembly meetings where a representative of the Ministry of Customs and Trade is required. Resolutions adopted in the absence of a Ministry Representative in the general assembly meetings where the presence of a Ministry Representative is required shall not be effective.

ARTICLE 21: MEETING QUORUM

In the Company’s general assembly meetings, the agenda determined in accordance with the Turkish Commercial Code shall be discussed and necessary resolutions shall be passed. Items not on the agenda may not be discussed and resolved, provided that article 438 of the Turkish Commercial Code is reserved.

Provisions of the Turkish Commercial Code shall be complied with in respect of meeting and decision quorums of general assembly meetings.

ARTICLE 22: GENERAL ASSEMBLY RESOLUTIONS REQUIRING QUALIFIED QUORUM

Cancelled.

ARTICLE 23: VOTING RIGHT AND APPOINTMENT OF PROXY

In Ordinary and Extraordinary General Assembly meetings, each Class A share grants 15 (fifteen) votes to the shareholders who owns these shares and each of Class B share grants one vote to the shareholders, provided that provisions of the Turkish Commercial Code are reserved.

In the General Assembly meetings, votes are cast openly. However, a ballot can be held upon request of the shareholders who owns at least 1/20 of the capital represented in the meeting.

ARTICLE 24: NOTICES

Matters legally required to be announced by the Company shall be announced in line with the relevant provisions of the Turkish Commercial Code and provisions of the regulations, communiqués and other relevant legislations issued within the framework of these laws and in compliance with the periods stated therein. Matters whose place of announcement is not stated in the legislations shall be announced in the Company’s website.

ARTICLE 25: CASTING VOTES

Votes shall be cast by raising hands. However, a ballot can be held upon request of the shareholders holding one tenth of the capital represented by the shareholders present.

ARTICLE 26: AMENDMENT IN ARTICLES OF ASSOCIATION

Amendments to the articles of association shall be decided in the general assembly to be called in line with the provisions of the Turkish Commercial Code and the Articles of Association, within the framework of provisions of the Turkish Commercial Code and the articles of association. The amendments to the articels of association must be registered and announced.

Amendments to the articles of association shall bind third parties after registration thereof.

In case the amendment of the articles of association is subject to the permission of the Ministry of Trade or another public institution or organization, the draft amendments to the articles of association, which are not approved by the mentioned public institutions or organizations, cannot be included in the agenda of the general assembly and cannot be discussed.

Pursuant to the provisions of Article 454 of the Turkish Commercial Code, if the decision of the general assembly on amendment of the articles of association is of a nature that violates the rights of privileged shareholders of Class A shares, this decision shall be made in a special meeting to be held by Class A shareholders, unless approved by a decision they will take within the framework of the provisions of the relevant legislation, it is not applicable.

ARTICLE 27: ANNUAL REPORTS

Cancelled.

ARTICLE 28: ANNUAL ACCOUNTS

The fiscal year of the Company shall start on the first day of January and end on the last day of December. The first fiscal year shall start on the final foundation day of the Company and end on the last day of December.

The Company can adopt another fiscal year with the permission of the Ministry of Finance.

ARTICLE 29: DETERMINATION AND DISTRIBUTION OF PROFIT

Article 519 of the Turkish Commercial Code shall apply to the legal reserves to be set aside by the Company. The amount remaining after deduction of the amounts required to be paid and set aside by the company such as the Company’s general expenses and various amortisation amounts and taxes required to be paid by the Company, from the revenues determined at the end of the fiscal period of the Company and the amount remaining after deduction of previous years’ losses if any, from the net profit for the period as seen in the annual balance sheet shall be distributed in line with the following order and principles:

General Legal Reserve

a)             In accordance with article 519 of the Turkish Commercial Code, 5% (five percent) of the annual net profit calculated as such shall be appropriated to the general legal reserve fund every year until it reaches 20% (twenty percent) of the paid-up capital.

First Dividend

b)             From the remaining amount, the first dividend shall be set aside within the framework of the Company’s dividend distribution policy, in line with the Turkish Commercial Code, based on the amount to be calculated by addition of the donation made within the year, if any.

After the above deductions, the General Assembly is entitled to decide for distribution of the dividend to board members, partnership employees and persons other than shareholders.

Second Dividend

c)              The General Assembly may decide wholly or partly to distribute as the second dividend or set aside as reserve fund, the portion of the net period dividend remaining after deduction of the amounts mentioned in paragraphs (a) and (b), as the reserve fund in its discretion as per article 521 of the Turkish Commercial Code.

General Legal Reserve

d)             Ten percent of the amount remaining after deduction of a dividend of 5% of the capital from the amount determined to be distributed to shareholders and other persons participating in dividend shall be added to the general legal reserve in line with the second paragraph of article 519 of the Turkish Commercial Code.

Unless the reserves required to be set aside as per the Turkish Commercial Code and the dividends determined for shareholders in the articles of association or the dividend distribution policy are set aside; no other reserves may be decided to be set aside, no dividend may be decided to be transferred to the following year, no share of the dividend may be decided to be distributed to board members, partnership employees and persons other than shareholders, and unless the dividends determined for shareholders are paid in cash, no share of dividend may be distributed to such persons.

Dividends shall be distributed to equally to all shares existing as at the date of distribution, without regard to dates of their issuance and acquisition.

Determination of the amount to be distributed from such dividend and how it shall be distributed shall be decided by the general assembly by taking into account the Company’s financial situation, ventures and investments. The manner and time of distribution of the dividend decided to be distributed shall be determined by the general assembly upon proposal of the board of directors on this matter.

A dividend distribution decision given by the general assembly in line with the provisions of these articles of association may not be revoked.

ARTICLE 30: DISTRIBUTION TIME OF PROFITS

Cancelled.

ARTICLE 31: DISTRIBUTION OF ADVANCE DIVIDENDS

The Company may distribute advance dividends in line with the provisions of the Turkish Commercial Code. The General Assembly may grant advance dividends distribution power to the Board of Directors provided that such power is limited to the relevant fiscal period.

ARTICLE 32: GENERAL MANAGER

Cancelled.

ARTICLE 33: NON-COMPETITION

Cancelled.

ARTICLE 34: DISSOLUTION AND WINDING UP

The Company can be wound up for reasons listed in the Turkish Commercial Code or with a court decision and also dissolved with a General Assembly resolution in accordance with legal provisions.

In the event of a dissolution and winding up of the Company, it shall be liquidated in accordance with the provisions of the Turkish Commercial Code.

ARTICLE 35: THE ARTICLES OF ASSOCIATION TO BE DELIVERED TO THE MINISTRY

Cancelled.

ARTICLE 36:LEGAL PROVISIONS

The provisions of the Turkish Commercial Code shall apply to any matter which is not included in these Articles of Association.

ARTICLE 37: STAMP DUTY

The stamp duty for these Articles of Association shall be paid to Halkalı Tax Office when legally due.

ARTICLE 38: COMPLIANCE WITH CORPORATE GOVERNANCE PRINCIPLES

Although it is not mandatory for the company to comply, utmost care is taken to comply with the corporate governance principles required by the Capital Markets Board of the companies traded in Borsa Istanbul A.Ş. The regulations of the Capital Markets Board regarding independent members of the board of directors are complied with and the number and qualifications of the independent members who will take part in the board of directors are determined according to the regulations of the Capital Markets Board on corporate governance, provided that the provisions of Article 10 and Provisional Article 1 of the articles of association are reserved.

PROVISIONAL ARTICLES

PROVISIONAL ARTICLE 1

Cancelled.

PROVISIONAL ARTICLE 2

Cancelled.

PROVISIONAL ARTICLE 3

Compliance will be ensured at the ordinary general assembly meeting for the accounting period of 2021 at the latest with regard to the fact that at least one third of the number of members of the board of directors should be made up of independent members, included in the 10th article of this articles of association.

PROVISIONAL ARTICLE 4

During the change of the privilege structure allocated to the shares representing the company capital, which is realized in the transition to the registered capital system through the amendment of the articles of association. The distribution of shares representing the Company’s capital is as follows:

Shareholder	Class	Number of Shares	Turkish Lira
Hanzade Vasfiye Doğan Boyner	A	40,000,000	8,000,000
	B	29,864,015	5,972,803
Vuslat Doğan Sabancı	B	48,539,180	9,707,836
Yaşar Begümhan Doğan Faralyalı	B	48,539,170	9,707,834
Arzuhan Doğan Yalçındağ	B	44,271,070	8,854,214
Işıl Doğan	B	2,032,785	406,557
TurkCommerce B.V.	B	71,082,070	14,216,414
Total		284,328,290	56,865,658